CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Investment Funds (Invesco Investment Funds) of our reports dated December 21, 2016, relating to the financial statements and financial highlights, which appear in the Invesco Global Health Care Fund, Invesco Greater China Fund, Invesco Pacific Growth Fund, and Invesco Select Companies Fund’s Annual Report on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

March 30, 2017